SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Horizons ETF Trust I

(Name of Registrant as Specified in Its Charter)

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EXCHANGE-TRADED FUND

PROXY FACT SHEET FOR:

HORIZONS ETF TRUST I

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	OCTOBER 31, 2018	OFFICES OF GLOBAL X ETFS
Mail Date	NOVEMBER 7, 2018	600 LEXINGTON AVENUE, 20TH FLOOR
Meeting Date	DECEMBER 19, 2018 @10:00 AM (ET)	NEW YORK, NEW YORK 10022
ADDITIONAL INFORMATION		CONTACT INFORMATION
CUSIP	SEE PAGE 5	Inbound Line	1-800-431-9629
Ticker	SEE PAGE 5	Website	www.horizonetfs.com

What are Shareholders being asked to vote on?

1.	To approve the Agreement and Plan of Reorganization and Termination adopted by the Board of Trustees of Horizons ETF Trust I (the “Horizons ETF Board”) (the “Plan”), to reorganize the Horizons DAX Germany ETF, a series of Horizons ETF Trust I, into the Global X DAX Germany ETF, a newly created series of Global X Funds;

BOARD OF TRUSTEES RECOMMENDATION – FOR

2.	To approve the Agreement and Plan of Reorganization and Termination adopted by the Board of Trustees of Horizons ETF Trust I (the “Horizons ETF Board”) (the “Plan”), to reorganize the Horizons NASDAQ 100® Covered Call ETF, a series of Horizons ETF Trust I, into the Global X NASDAQ 100® Covered Call ETF, a newly created series of Global X Funds;

BOARD OF TRUSTEES RECOMMENDATION – FOR

3.	To approve the Agreement and Plan of Reorganization and Termination adopted by the Board of Trustees of Horizons ETF Trust I (the “Horizons ETF Board”) (the “Plan”), to reorganize the Horizons S&P 500® Covered Call ETF, a series of Horizons ETF Trust I, into the Global X S&P 500® Covered Call ETF, a newly created series of Global X Funds;

BOARD OF TRUSTEES RECOMMENDATION – FOR

Proposals 1 - 3: To approve the Agreement and Plan of Reorganization and Termination adopted by the Board of Trustees of Horizons ETF Trust I (the “Horizons ETF Board”) (the “Plan”), to reorganize the:

1.	Horizons DAX Germany ETF, a series of Horizons ETF Trust I into the Global X DAX Germany ETF, a newly created series of Global X Funds;
2.	Horizons NASDAQ 100® Covered Call ETF a series of Horizons ETF Trust I, into the Global X NASDAQ 100® Covered Call ETF, a newly created series of Global X Funds;
3.	Horizons S&P 500® Covered Call ETF, a series of Horizons ETF Trust I, into the Global X S&P 500® Covered Call ETF, a newly created series of Global X Funds.

What is happening?

For Internal Distribution Only	Page 1

Each of the Horizons DAX Germany ETF, Horizons NASDAQ 100® Covered Call ETF and Horizons S&P 500® Covered Call ETF is referred to as a “Target Fund” and together as the “Target Funds.” The shareholders of each Target Fund will be asked to approve an Agreement and Plan of Reorganization and Termination (the “Plan”) to reorganize each Target Fund into a corresponding newly created series of Global X Funds (each an “Acquiring Fund” and, collectively, the “Acquiring Funds”): Global X DAX Germany ETF, Global X NASDAQ 100® Covered Call ETF and Global X S&P 500® Covered Call ETF.

How will the Reorganizations affect my shares?

If shareholders of your Target Fund approve the Plan, your Target Fund will be reorganized into its corresponding Acquiring Fund (each, a “Reorganization” and, collectively, the “Reorganizations”), and you will receive shares of the corresponding Acquiring Fund of the same number (and, to the extent applicable, cash with respect to any fractional shares held) and with the same aggregate net asset value as the Target Fund shares you own immediately prior to your Target Fund’s Reorganization.

Following the Reorganizations, the primary change for Target Fund shareholders is that their Fund will be a series of Global X Funds rather than a series of Horizons ETF Trust I. You will no longer be a shareholder of your Target Fund, but would become a shareholder of the corresponding Acquiring Fund.

What is the purpose of the proposed Reorganizations?

On July 2, 2018, Global X Management Company LLC (“GXMC”), the investment adviser to the Acquiring Funds, consummated a transaction pursuant to which it became a direct, wholly-owned subsidiary of Horizons ETFs Management (USA) LLC (“Horizons USA”). Horizons ETFs Management (US) LLC (“Horizons”), the investment adviser to the Target Funds, is also a wholly-owned subsidiary of Horizons USA. As such, GXMC and Horizons are under common control.

Horizons USA desires to consolidate the exchange-traded funds (“ETFs”) that are managed by GXMC and Horizons under the Global X Funds, with GXMC serving as the investment adviser. It is anticipated that, following the consummation of the Reorganizations, Horizons will deregister as an investment adviser.

The Reorganizations, if consummated, would provide Target Fund shareholders with the opportunity to continue to invest in a corresponding Acquiring Fund offering the same investment objective, and subject to substantially the same investment strategies, policies, and risks as their Target Fund, but as part of Global X Funds.

How do the investment objectives and policies of the Target Funds and the Acquiring Funds compare?

Each Acquiring Fund will be managed in accordance with the same investment objective, and subject to substantially the same investment strategies, policies, and risks as the corresponding Target Fund immediately prior to its Reorganization.

How will the Reorganizations benefit the Target Funds and shareholders?

Horizons conducted an evaluation of the Global X Funds family of funds and GXMC, including the compliance culture and infrastructure of GXMC and the Global X Funds family of funds. Horizons believes it will be more operationally and administratively efficient to operate ETFs in the same family of ETFs in a single trust with a single board of trustees instead of two trusts and two boards of trustees.

For Internal Distribution Only	Page 2

Horizons also believes that the Reorganizations would provide the Target Funds with the potential for accelerated asset growth as the Reorganizations may provide an opportunity for the Acquiring Funds to become investment options on additional ETF platforms.

Once the Reorganizations are completed, who will be the investment adviser of the Acquiring Funds?

GXMC will serve as the investment adviser to the Acquiring Funds. GXMC will be responsible for the day-to-day management of the Acquiring Funds’ investment portfolios and will furnish continuous advice and recommendations concerning the Acquiring Funds’ investments, subject to the overall supervision and oversight of the Global X Funds Board of Trustees. GXMC (as the Acquiring Funds’ investment adviser) will owe the Acquiring Funds and their shareholders fiduciary duties.

Further, the Reorganizations are not expected to change the manner in which each Target Fund is managed, as the current portfolio managers for the Target Funds will be the portfolio managers for the Acquiring Funds. Further, on October 1, 2018, Chang Kim, James Ong and Nam To joined Jonathan Molchan as portfolio managers to the Target Funds and, as such, the same portfolio managers who are currently responsible for the day-to-day management of the Target Funds will be responsible for the day-to-day management of the Acquiring Funds, as employees of GXMC.

Who is GXMC?

GXMC was founded in 2008 and currently serves as investment adviser to 57 ETFs, each a series of Global X Funds. As of October 1, 2018, GXMC provides investment advisory services for approximately $9.7 billion in assets. GXMC’s principal business address is 600 Lexington Avenue, 20th Floor, New York, NY 10022.

Will any other service providers change?

STOXX Limited publishes and maintains the underlying index of the Horizons DAX Germany ETF, the Chicago Board Options Exchange publishes and maintains the Horizons NASDAQ® Covered Call ETF’s underlying index, and the S&P Dow Jones Indices LLC publishes and maintains the Horizons S&P 500® Covered Call ETF’s underlying index. The index provider of each of the Target Funds’ underlying indices is expected to provide and maintain the same underlying indices for the Acquiring Funds after the Reorganizations.

Although the Acquiring Funds’ administrator, sub-administrator and fund accounting agent, transfer agent, custodian, distributor, auditor and legal counsel differ from those of the Target Funds, such service providers are expected to provide services of at least the same scope and quality as those provided to the Target Funds by the current service providers.

How do the management fees and expenses of the Target Funds and the Acquiring Funds compare?

The management fee and total annual fund operating expenses, net of applicable waivers, of each Acquiring Fund are expected to be the same as the management fee and total annual fund operating expenses, net of applicable waivers, of the corresponding Target Fund after its Reorganization.

The Acquiring Funds’ fees, like the Target Funds’ fees, are structured as unitary fees, meaning that GXMC, the new adviser, will be responsible for paying all fund expenses other than the advisory fee and certain excluded expenses.

For Internal Distribution Only	Page 3

How does the performance of each of the Acquiring Funds compare to that of the Target Funds?

Global X DAX Germany ETF has not yet commenced operations and therefore has no performance history, but will assume Horizons DAX Germany ETF’s historical performance after its Reorganization.

Global X NASDAQ ETF has not yet commenced operations and therefore has no performance history, but will assume Horizons NASDAQ ETF’s historical performance after its Reorganization.

Global X S&P ETF has not yet commenced operations and therefore has no performance history, but will assume Horizons S&P ETF’s historical performance after its Reorganization.

Will shareholders incur sales loads or contingent deferred sales charges (CDSC) on fund shares received in the Reorganizations?

You will not incur any sales loads or similar transaction costs as a result of the proposed Reorganizations.

When are the Reorganizations expected to occur?

If the Plan for your Target Fund is approved, as of the expected closing date (on or about December 24, 2018 or as soon as reasonably practicable after shareholder approval is obtained) (the “Closing Date”).

Are the Reorganizations contingent on approval by shareholders of all of the Target Funds?

The Reorganizations will be carried out on a fund-by-fund basis. The consummation of the Reorganization of one Target Fund is not contingent on the specific consummation of the Reorganization of any other Target Fund. If shareholders of a Target Fund do not vote to approve the Plan with respect to their Target Fund, the Reorganization will not occur with respect to that Target Fund.

What are the U.S. federal tax consequences of the Reorganizations?

Each Reorganization is expected to qualify as a tax-free “reorganization” for federal income tax purposes (under section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)).

What will happen if the Reorganizations are not approved?

If the Plan is not approved with respect to the Reorganization of your Target Fund, you would continue to hold shares of your Target Fund. The corresponding Acquiring Fund would not commence operations and the Horizons ETF Board would determine what further action, if any, to take, which may include liquidation of that Target Fund.

Who is paying the costs of the Reorganizations?

GXMC has agreed to pay all costs associated with the Reorganizations.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” PROPOSALS 1 – 3

VOTING METHODS

PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

For Internal Distribution Only	Page 4

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At: https://proxyonline.com/docs/horizonsETFs.pdf

AST Fund Solutions is NOT mentioned in the proxy statement. Reference is made only to “the Proxy Solicitor” on page 56.

NAME OF FUND	TICKER	CUSIP
Horizons DAX Germany ETF	DAX	44053G207
Horizons NASDAQ 100 Covered Call ETF	QYLD	44053G108
Horizons S&P 500 Covered Call ETF	HSPX	44053G603

For Internal Distribution Only	Page 5

Horizons ETF Trust I

Level I Call Guide

(CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Horizons ETFs. I wanted to confirm that you have received the proxy material for the Special Meeting of Shareholders scheduled to take place on December 19, 2018.

Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Trustees is recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone. However, the Board of Trustees is recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with Horizons ETF Trust I before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

•	Please state your full name. (Pause)
•	According to our records, you reside in (city, state, zip code). (Pause)
•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY	Updated 11-05-2018